Exhibit 10.3

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO METROPOLITAN HEALTH NETWORKS, INC., THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED CONVERTIBLE NOTE

FOR VALUE RECEIVED, METROPOLITAN HEALTH NETWORKS, INC., a Florida corporation (hereinafter called the "Borrower"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Onshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the "Holder") on order, without demand, the sum of Nine Hundred Eighty Six Thousand Two Hundred and Six Dollars ($986,206), with simple interest accruing at the annual rate of 5%, on July 20, 2003 (the "Maturity Date").  This Amended and Restated Convertible Note amends and restates the Convertible Note originally issued on March 6, 2002, in the original principal amount of One Million Two Hundred Thousand Dollars.

The following terms shall apply to this Note:

ARTICLE I

INTEREST RELATED PROVISIONS

1.1

Payment Grace Period.  The Borrower shall have a seven (7) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of five percent (5%) per annum above the then applicable interest rate hereunder shall apply to the amounts owed hereunder.

1.2

Conversion Privileges.  The Conversion Privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full.

1.3

Interest Rate.   (a)

Interest payable on this Note shall accrue at the annual rate of five percent (5%) and be payable in arrears commencing on August 20, 2002 and on the 20th day of each consecutive calendar month thereafter, and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

(b)  In addition to the interest rate set forth in Section 1.3(a), an additional fee on this Note shall accrue at the annual rate of twenty percent (20%) and be payable in arrears commencing on August 20, 2002 and on the 20th day of each consecutive calendar month thereafter, and on the Maturity Date, accelerated or otherwise, when the principal and accrued but unpaid interest shall be due and payable, or sooner as described below.  Notwithstanding the foregoing, for every $120,000 from the original principal amount of the Note that the Holder actually converts into Common Stock , with credit given to conversions from the date of the original issuance of the Note , the annual rate of the additional fees payable as set forth in this subsection shall be reduced by 1.25% and shall be deemed the rate retroactive to the date hereof.  In such event, any amounts already received by the Holder with respect to such additional fees shall be rebated to the Borrower.  Notwithstanding the foregoing, the additional fee set forth above shall not be reduced to an amount below thirteen percent (13%).

ARTICLE II

CONVERSION RIGHTS

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2.1.

Conversion into the Borrower's Common Stock.

(a)

The Holder shall have the right, but not the obligation, from and after the date hereof, and then at any time until this Note is fully paid, to convert the principal portion of this Note and/or interest due and payable into fully paid and nonassessable shares of common stock of the Borrower as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Borrower into which such stock shall hereafter be changed or reclassified (the “Common Stock”) at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein.  Upon delivery to the Borrower of a Notice of Conversion as described in Section 8 of the Securities Purchase Agreement entered into between the Borrower and certain persons who are signatories thereto, including the Holder, relating to this Note (the “Purchase Agreement”) of the Holder’s written request for conversion (the date of giving such notice of conversion being a “Conversion Date”), the Borrower shall issue and deliver to the Holder within three business days from the Conversion Date that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note through the Conversion Date directly to the Holder on or before the Delivery Date (as defined in the Purchase Agreement).  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note to be converted and interest, if any, by the Conversion Price.  In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article II, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the Repayment Dates set forth in Article IV below in chronological order.  By way of example, if the Holder converted $50,000 of such original principal amount prior to the first Repayment Date, then (1) the principal amount of the Monthly Amount due on the first Repayment Date would equal $0 and (2) the principal amount of the Monthly Amount due on the second Repayment Date would equal $24,126.

(a)

Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $.43  (the “Fixed Price”).  If an Event of Default has occurred and be continuing hereunder then the Conversion Price shall be equal to the lower of (i) the Fixed Price; or (ii) eighty percent (80%) of the average of the three lowest closing prices for the Common Stock on NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, the “Principal Market”), or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the thirty (30) trading days prior to but not including the Conversion Date.

(c)

The Fixed Price described in Section 2.1(b)(i) above, and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a) and 2.1(b), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.

Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B.

Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.

Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D. Share Issuance.  Subject to the provisions of this Section, if the Borrower at any time shall issue any shares of Common Stock prior to the conversion of the entire principal amount of the Note (otherwise than as: (i) provided in Sections 2.1(c)A, 2.1(c)B or 2.1(c)C or this subparagraph D; or (ii) pursuant to warrants or options that may be granted in the future under any option plan of the Borrower, or any employment agreement, consulting agreement, joint venture, credit, leasing or other financing agreement or any joint venture or other strategic arrangement, in each case  now or hereinafter entered into by the Borrower, (which agreement is incorporated herein by this reference); or (iii) pursuant to convertible equity issued prior to March 6, 2002 ((i), and (ii) and (iii) above, are hereinafter referred to as the "Existing Option Obligations")) for a consideration less than the Fixed Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issue, the, Fixed Price shall be reduced to the per share purchase price of such issue of additional shares of Common Stock.  The resulting quotient shall be the adjusted Fixed Price.  Except for the Existing Option Obligations for purposes of this adjustment, the issuance of any security of the Borrower carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Fixed Price upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.  Notwithstanding the foregoing, this Section 2.1(c)D shall not apply if the principal amount outstanding of the Note is $180,000 or less.

(d)

During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2

Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Purchase Agreement.  Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1

Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal or interest hereon or on any other promissory note issued pursuant to the Purchase Agreement, when due and such failure continues for a period of five (5) days after the due date.

3.2

Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note or the Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of seven (7) days after written notice to the Borrower from the Holder.

3.3

Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading.

3.4

Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.5

Judgments.  Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

3.6

Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

3.7

Delisting.  Delisting of the Common Stock from the Principal Market or such other principal exchange on which the Common Stock is listed for trading; the Borrower’s failure to comply with the conditions for listing; or notification that the Borrower is not in compliance with the conditions for such continued listing.

3.8

Concession.  A concession by the Borrower, after applicable notice and cure periods, under any one or more obligations in an aggregate monetary amount in excess of $100,000.

3.9

Stop Trade.  An SEC stop trade order or Principal Market trading suspension for a period greater than three consecutive trading days.

3.10

Failure to Deliver Common Stock or Replacement Note.  The Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note and Section 8 of the Purchase Agreement, or if required a replacement Note.

3.11

Registration Default.  The occurrence of a Non-Registration Event as described in Section 9.4 of the Purchase Agreement.

ARTICLE IV

AMORTIZATION

4.1

Monthly Payments.  The Borrower shall repay the original principal amount of this Note (to the extent such amount has not been converted pursuant to Article II above) according to the schedule set forth below (collectively the “Monthly Amount”) on August 20, 2002 and on the 20th day of each consecutive calendar month thereafter (each, a “Repayment Date”).  On each such Repayment Date, the Borrower shall pay to the Holder an amount equal to the Monthly Amount in satisfaction of such obligation.

Repayment Date	Monthly Amount
August 20, 2002	$37,063
September 20, 2002	$37,063
October 20, 2002	$55,595
November 20, 2002	$82,184
December 20, 2002	$82,184
January 20, 2003	$82,184
February 20, 2003	$82,184
March 20, 2003	$82,184
April 20, 2003	$82,184
May 20, 2003	$108,773
June 20, 2003	$127,304
July 20, 2003	$127,304

ARTICLE V

MISCELLANEOUS

5.1

Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2

Notices.  Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Borrower at the address as set forth on the signature page to the Purchase Agreement executed in connection herewith and to the Holder at the address set forth on the signature page to the Purchase Agreement for such Holder, with a copy to Daniel M. Laifer, Esq., 152 West 57th Street, 4th Floor, New York, New York 10019, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto.  A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

5.3

Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4

Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

5.5

Cost of Collection.  If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

5.6

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

5.7

Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8

Security Interest.  The holder of this Note has been granted a security interest in assets of the Borrower more fully described in a Security Agreement.

5.9

Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.10

Optional Redemption.  The Borrower will have the option of redeeming the outstanding principal amount of the Note ("Optional Redemption"), subject to the other payment provisions herein, by paying to the Purchaser 110% of such principal amount together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Purchaser arising under this Agreement, Note or any other document delivered herewith ("Redemption Amount") outstanding on the day notice of redemption (“Notice of Redemption”) is delivered to a Purchaser ("Redemption Date").  A Notice of Redemption may not be given in connection with any portion of Note for which a Notice of Conversion has been given by the Purchaser at any time before receipt of a Notice of Redemption or given pursuant to the following sentence.   The Purchaser may elect within five (5) business days after receipt of a Notice of Redemption to give the Borrower a Notice of Conversion in connection with some or all of the Note principal and interest which was the subject of the Notice of Redemption.   The Redemption Amount must be paid in good funds to the Purchaser no later than the seventh (7th) business day after the Redemption Date (“Optional Redemption Payment Date”).  In the event the Borrower fails to pay the Redemption Amount by the Optional Redemption Payment Date, then the Redemption Notice will be null and void.  A Notice of Redemption may be given by the Borrower, provided (i) no Event of Default as described in the Note shall have occurred or be continuing; and (ii) the Note Shares issuable upon conversion of the full outstanding Note principal are included for unrestricted resale in a registration statement effective as of the Redemption Date.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its Chief Executive Officer on this ___ day of July, 2002.

METROPOLITAN HEALTH NETWORKS, INC.

By:________________________________

WITNESS:

_______________________________

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by METROPOLITAN HEALTH NETWORKS, INC. on March 6, 2002, as amended on July __, 2002 into Shares of Common Stock of METROPOLITAN HEALTH NETWORKS, INC. (the " Borrower ") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

   ____________________________________________________________________________